September 30, 2008

To Our Valued Shareholders:

In these unprecedented economic times, when so much media attention has been focused on the financial sector including the uncertainty of the bailout plan, I wanted to update you on the actions your management team and directors are taking to guide our Company through the current economic conditions and those unknown challenges ahead.

As you know, this is an extremely difficult banking environment due to an economic slowdown concurrent with a historic correction in housing that is still playing out. I want to express my conviction that stability will return to the markets in time. As this credit cycle continues, we will continue to make decisive and proactive decisions to position our franchise to weather further potential weakening of the economy.

Most importantly, Integra Bank has strong regulatory capital to protect against unforeseen economic and credit weakness. Our capital resources will help us successfully manage through this downturn, and as the cycle eventually improves, will facilitate our return to acceptable profitability.

As you know from our recent press releases, we are taking aggressive actions to bolster our capital position without diluting our current shareholders’ ownership. These steps include the temporary reduction of our quarterly dividend to $0.01 per share. These were not easy decisions. Our Board (all of whom are shareholders) recognize the importance of cash dividends to many of our shareholders. We hope shareholders can appreciate the fact that the ongoing turmoil in the financial industry calls for extraordinary actions to guard against further unanticipated events.

While no one knows for sure, we expect this cycle to continue well into 2009, and we are planning accordingly. We expect further increases in non-performing assets and credit costs. So far, our credit losses are in line with peers. With this expectation and our conservative outlook, it is important to be proactive and conserve our capital. It’s our way to enhance our protection against the potential for a more severe credit cycle.

We will continue to take additional aggressive steps to reduce future risks, including building our loan loss reserve, divesting assets that provide us a lower return, and stress testing our loan and investment portfolios. We are evaluating potential options to reduce our residential builder problem loans and commercial real estate exposure on an expedited basis should the need arise.

We will continue to invest in several highly successful programs that allow us “To Grow Customers and Do More With Them” in core, relationship-building services that provide us with low-cost deposits and fee income growth. We have tremendous momentum in those areas.

During the next few quarters, we expect our actions will reduce the credit uncertainties which are weighing on our stock price, as IBNK is currently trading at 60% of peer multiples. That is our near-term significant upside. On a longer term basis, these difficult actions will position Integra Bank for greater success.

Thank you for your loyalty, patience, and support.

Sincerely,

Mike Vea
Chairman, President and CEO